SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                        Date of Report: February 23, 2005


                      SHANNON INTERNATIONAL RESOURCES INC.
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             (Exact name of registrant as specified in its charter)


          Nevada                                           98-02049656
   ---------------------------                          -----------------
  (State or other jurisdiction                          (I.R.S. Employer
of incorporation or organization)                      Identification No.)


          Suite 2000, 715 - 5th Avenue, S.W., Calgary, Alberta T2P 2X6
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               (Address of principal executive offices)(Zip Code)


                                 (403) 538 3706
                                -----------------
              (Registrant's telephone number, including area code)



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Item 2.01 Completion of Acquisition of Assets

Item 3.02 Unregistered Sales of Equity Securities

On February 23, 2005 Shannon executed and closed an Asset Purchase Agreement with Rally Energy Corp ("Rally"), the current operator and major interest holder in certain oil and gas permits on Prince Edward Island in which Shannon currently has a 20% working interest. Under the terms of the Asset Purchase Agreement, Shannon purchased all of Rally's working interests in approximately 376,000 gross acres of PNG permits, as well as Rally's interest in all seismic, geomagnetic surveys and well bore information.

The consideration paid to Rally is as follows:

     o    2,500,000 common shares of Shannon,
     o 500,000 common share purchase warrants exercisable at US$0.85 per share for one year from the date of issue,
     o retention by Rally of a 2% gross overriding royalty (GORR) on the interests being conveyed.

The amount of consideration was determined by negotiation between the parties based upon the value of the oil and gas permits as recorded in the financial statements of Shannon and Rally and the historical and estimated market value of Shannon's common stock.

Shannon also paid the approximately $245,000 in promissory notes due to Rally from the September 2004 acquisition of its 20% working interest in the Prince Edward Island oil and gas permits. Shannon obtained a demand note from the Bank of Montreal accruing interest at 4.5% per annum as the source of the funds.

This purchase gives Shannon a 92% working interest in a large contiguous block of permits to consolidate with its current working interests. Shannon also agreed to file a registration statement with the U.S. Securities and Exchange Commission covering the 2,500,000 shares of common stock issued to and the 500,000 shares issuable to Rally Energy upon exercise of the warrants within 60 days of closing.

With respect to the issuance of the common stock and warrants, the Registrant relied on Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The securities were offered solely for investment and not for the purpose of resale or distribution. Until such time that registration statement is declared effective, the transfer of the securities is appropriately restricted.



Item 9.01. Financial Statements and Exhibits.

     (c)  Exhibits

     10.16 Asset Sale Agreement dated February 23, 2005

     10.17 Registration Rights Agreement dated February 23, 2005



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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SHANNON INTERNATIONAL RESOURCES INC.

Dated: February 28, 2005


/s/ BLAIR COADY
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Blair Coady, Chief Executive Officer